Free Writing Prospectus pursuant to Rule 433 dated March 16, 2021 / Registration Statement No. 333-239610 STRUCTURED INVESTMENTS Opportunities in International Equities GS Finance Corp.

Market-Linked Notes Based on the Value of the EURO STOXX 50® Index due April 5, 2028

The Market-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated March 16, 2021, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”)
Pricing date:	expected to price on or about March 31, 2021
Original issue date:	expected to be April 7, 2021
Valuation date:	expected to be March 31, 2028
Stated maturity date:	expected to be April 5, 2028
Payment at maturity (for each $10 stated principal amount of your notes):

If the final index value is greater than the initial index value, $10 + the supplemental payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to or less than the initial index value, $10. In no event will the payment at maturity be less than the stated principal amount.

Supplemental payment:	$10 × the index percent change, provided that in no event will the supplemental payment be less than $0
Maximum payment at maturity (set on the pricing date):	at least $15.40 per note (at least 154.00% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
CUSIP / ISIN:	36259Y735 / US36259Y7351
Estimated value range:	$8.50 to $8.80 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Payoff Diagram*

200%
150%
100%
50%
0%
154%
154%
0%
25%
50%
75%
100%
125%
150%
175%
200%
Hypothetical Payment at maturity Amount as % of Face Amount
Hypothetical Final Index Level as % of Initial Index Level

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	154.000%
175.000%	154.000%
154.000%	154.000%
125.000%	125.000%
100.000%	100.000%
75.000%	100.000%
50.000%	100.000%
30.000%	100.000%
25.000%	100.000%
0.000%	100.000%

*assumes a maximum payment at maturity of $15.40

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

About Your Notes

The amount that you will be paid on your notes on the stated maturity date is based on the performance of the EURO STOXX 50® Index as measured from the pricing date to and including the valuation date.

At maturity, if the final index value is greater than the initial index value (set on the trade date), the return on your notes will be positive and equal to the index percent change, subject to the maximum payment at maturity of at least $15.40 per note (set on the pricing date).

If the final index value is equal to or less than the initial index value, you will receive the stated principal amount of your investment, without any positive return on your notes.

The notes are for investors who are willing to forgo interest payments for the potential to earn an equity-index based return, subject to the maximum payment at maturity, without participating in the negative return of the index.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 17, general terms supplement no. 8,671 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 17, general terms supplement no. 8,671 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 17, general terms supplement no. 8,671 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated March 16, 2021
●	General terms supplement no. 8,671 dated July 1, 2020
●	Underlier supplement no. 17 dated February 23, 2021
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,671, underlier supplement no. 17, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671, underlier supplement no. 17, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Your Notes Do Not Bear Interest
▪	You May Receive Only the Stated Principal Amount of Your Notes at Maturity
▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Amount Payable on Your Notes Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪	Your Notes May Not Have an Active Trading Market
▪	If the Value of the Underlying Index Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	Other Investors May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Notes

▪	Investing in the Notes is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

Additional Risks Related to the EURO STOXX 50® Index

▪	An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Return on the Notes

Risks Related to Tax

▪	Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,671:

▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlying Stock, as Applicable

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

▪	Other Investors in the Notes May Not Have the Same Interests as You
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪

The Calculation Agent Can Postpone the Valuation Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Underlying Business Day Occurs or Is Continuing

▪

Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlying Publisher or the Underlying Stock Issuers, There Is No Affiliation Between the Underlying Stock Issuers or Any Underlying Publisher and Us

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 17:

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Notes, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.